Exhibit 10.1
September 10, 2015
NII Mercosur Telecom, S.L.U.
NII Mercosur Móviles, S.L.U.
NII Holdings, Inc.
1875 Explorer Street
Reston, VA 20190
USA

Re.: Binding Offer # 2015/075/NXT
Dear Sirs:
Further to our previous meetings and negotiations we are pleased to submit to NII Mercosur Telecom, S.L.U. and NII Mercosur Móviles, S.L.U., companies (sociedades limitadas unipersonales) organized under the laws of Spain (collectively, the “Sellers” or “you”), this binding offer (this “Binding Offer”) dated as of the date hereof and effective as of the date of your acceptance as set forth in Section 9 below (the “Effective Date”), for the direct or indirect acquisition by the undersigned, Grupo Clarín S.A. (“GC”), or any one or more of its Affiliates currently existing or to be formed for purposes of this transaction (collectively, the “Buyer”), of (i) 49% of the equity interests outstanding as of the Initial Closing Date (as defined below) in Nextel Communications Argentina S.R.L., a wholly-owned subsidiary of the Sellers (the “Target”), free and clear of any and all Liens (as defined in Annex D hereto) (other than those arising under this Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein) (the “49% Equity Interest”) and (ii) an option to acquire the remaining 51% equity interest in the Target free and clear of any and all Liens (other than those arising under this Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein) (the “51% Equity Interest” and, together with the 49% Equity Interest, the “Equity Interest”), in accordance with the terms described below (the “Binding Terms”).

1.	Consideration.
The purchase price for the acquisition of (i) the 49% Equity Interest is US$ 80 million (as further described herein and Annex A-1 hereto) and (ii) the 51% Equity Interest (pursuant to the 51% Call Option (as defined below)) is US$ 85 million (as further described herein and Annex A-1 hereto), which purchase price is subject to adjustment as provided in Section 5 of Annex A-1 (as adjusted, the “Aggregate Purchase Price”).

2.	Payment of Aggregate Purchase Price.
The Aggregate Purchase Price will be paid in freely available United States Dollars by wire transfer to the Sellers’ Accounts (as defined below); provided that the Buyer will pay US$ 18,056,522 of the Aggregate Purchase Price on the Initial Closing Date by transferring to the Sellers’ Accounts the securities specified in Annex E hereto, which securities the Parties agree have a market value on the Initial Closing Date (as defined below) of US$ 18,056,522 (the “Permitted Securities Payment”).
as follows:

a)
Subject to your acceptance of this Binding Offer as provided in Section 9, no later than 4:00 P.M. New York time on Friday, September 11, 2015 (the “Initial Closing Date”), the Buyer (or its permitted assignees) will pay (or cause to be paid) US$ 165,000,000 (minus the Indemnification Escrow Amount (as defined in Annex D hereto) required to be withheld pursuant to Section 1(d)(ii) of Annex A-1) in cash (or in securities, up to the amount described above) by one or more wire transfers of immediately available funds to the Sellers’ Accounts and Sellers shall simultaneously deliver to the Buyer (x) the 49% Equity Interest, in the form of the Initial Equity Units (as defined in Annex A-1 hereto), free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), (y) the promissory note, in substantially the form attached hereto as Annex C (the “Note”) duly executed by the Sellers and NII Holdings, Inc. (“NII”), and (z) the 51% Equity Interest Pledge (as defined herein).

b)	The payment to the Sellers on the Initial Closing Date shall be as provided in Section 1(d)(ii) of Annex A-1 hereto (the “Initial Closing Payment”).

c)
On the Definitive Closing Date (as defined herein), the Sellers shall transfer the 51% Equity Interest, in the form of the Final Equity Units (as defined in Annex A-1 hereto), to the Buyer free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein, including Annex A-1) in exchange for the assignment of the Note free and clear of all Liens to the Sellers (the “51% Transfer Settlement”) (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein, including Annex A-1).

3.	Transaction Steps.
Pursuant to this Binding Offer, if accepted by you in accordance with its terms, we will consummate the following transactions, subject to the terms and conditions hereto:

(a)
By accepting this Binding Offer, the Sellers shall have agreed to perform the obligations set forth herein (including Annex A-1 hereto) (i) in respect of the 49% Equity Interest (the “49% Sale”), and (ii) in respect of the 51% Equity Interest (the “51% Call Option”), which shall be secured by a first ranking pledge on the 51% Equity Interest dated the Effective Date, substantially in the form of Annex A-2 (the “51% Equity Interest Pledge”).

(b)
Upon Sellers’ acceptance of this Binding Offer pursuant to Section 9 hereof, the 49% Sale shall become binding on Sellers and Buyer and payable at 4:00 P.M., New York City time on September 11, 2015 and Sellers shall deliver the 49% Equity Interest, in the form of the Initial Equity Units (as defined in Annex A-1 hereto), and the Note, each free and clear of any and all Liens (other than those arising under this Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein) pursuant to the terms of Annex A-1, subject to the receipt of the Initial Closing Payment.

(c)
Subject to the Buyer certifying to the Sellers that the required prior approval from the Argentine Autoridad Federal de Tecnologías de la Información y las Comunicaciones, as the Governmental Authority under Argentine Law No. 27.078 of Technologies of Information and Communications or any Governmental Authority that may replace it in the future of the change of control of the Target that is triggered by the exercise of the 51% Call Option contemplated in this Binding Offer (the “Regulatory Approval”) has been obtained, the 51% Call Option may be exercised by the Buyer at any time during the 51% Call Option Period (as defined in Annex A-1 hereto) as contemplated in Section 1(c) of Annex A-1 hereto; provided that, unless previously exercised by the Buyer, the 51% Call Option shall be deemed automatically exercised and payable by assignment of the Note as set forth in Annex A-1 on the date that is ten (10) Argentine Business Days immediately following the date on which the Regulatory Approval is obtained (the “Definitive Closing Date”) pursuant to the terms of Annex A-1. In the event that the Regulatory Approval is not timely obtained, the Buyer, in its sole discretion, subject to the terms and conditions set forth herein and in Annex A-1, may require NII Mercosur Telecom S.L.U. to effect the transactions contemplated in Section 2(c) of Annex A-1.

(d)
Following the Definitive Closing Date, the “Nextel” trademark will be licensed or sublicensed to Target for the commercialization of its services as it is currently being used by Target for a period of 90 days after the Definitive Closing Date.

(e)
The filings requiring the Regulatory Approval in respect of the exercise of the 51% Call Option shall be made by the Target at the discretion and in coordination with the Buyer pursuant to Section 2 of Annex A-1, provided that nothing shall prevent the 49% Sale from becoming binding on Sellers and Buyer upon Sellers’ acceptance of this Binding Offer and the Initial Closing Date from occurring upon the payment in full by the Buyer of the Initial Closing Payment on the Initial Closing Date and delivery by the Sellers of the 49% Equity Interest and the Note on the Initial Closing Date, each free and clear of any and all Liens (other than those arising under this Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein) pursuant to the terms of Annex A-1. NII and its subsidiaries shall not take any actions that are intended to, or that would reasonably be expected to, frustrate the ability of the Buyer to obtain the Regulatory Approval, and the Sellers shall cause the Target to reasonably cooperate with the Buyer in obtaining the Regulatory Approval.

(f)
Once issued by the Sellers and delivered to the Buyer, the Note shall be pledged in favor of the Sellers as collateral for the 51% Transfer Settlement (the “Note Pledge”). Proceeds received by the Sellers from the issuance of such Note shall be freely disposable by the Sellers. The Note Pledge shall include an appropriate mechanism for the release of the Note from the pledge and its assignment to the Sellers in connection with the 51% Transfer Settlement.

(g)
The parties hereby agree and acknowledge that neither the closing on the Initial Closing Date nor the closing on the Definitive Closing Date will be conditioned on the absence of a Material Adverse Effect (as defined in Annex D hereto).

(h)
Each party hereto will pay when due any Taxes owed by such party pursuant to applicable Law in connection with the transactions contemplated by this Binding Offer. Each party will bear its own attorneys’ and experts’ fees incurred in connection with the transactions contemplated by this Binding Offer.

For purposes of this Binding Offer, “Taxes” means (i) any federal, state or local taxes, charges, fees, imposts, levies or other assessments, including all such taxes based on gross or net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

4.	Further Documents.
The parties hereto agree to negotiate in good faith in a reasonably and timely fashion to finalize any additional documentation reasonably required to implement and consummate the transactions set forth in this Binding Offer, including, without limitation, an agreement setting forth the necessary procedures to permit the Buyer to exercise the rights set forth in Exhibit A to Annex A-1, and delivering certificates and instruments and consents as may be deemed reasonably necessary or appropriate.

5.	Regulatory Risk; Reporting.
The Buyer assumes the risk associated with the Regulatory Approval relating to the acquisition of the 49% Equity Interest and the 51% Equity Interest, including any impairment or loss of licenses.
The Buyer will indemnify the Sellers and the Sellers Indemnitees (which for the avoidance of doubt excludes the Target) for any out-of-pocket losses (including any fines or penalties) actually incurred or suffered by any of the Sellers or the Sellers Indemnitees (but excluding any losses actually incurred by the Target or arising from a diminution in value of the Target or similar losses and excluding consequential losses) arising from, relating to or in connection with any Legal Proceedings or investigations initiated against any of the Sellers or the Sellers Indemnitees (other than the Target) by any Governmental Authority in respect of the Binding Offer, the Transaction Agreements or any of the transactions contemplated hereby or thereby, including any Legal Proceedings or investigations relating to or arising in connection the Regulatory Approval; provided that (a) the liability of the Buyer in respect of such indemnity shall be limited to the Aggregate Purchase Price and (b) for purposes of any indemnification pursuant to this paragraph, the provisions for resolving claims for indemnification set forth in Article III of Annex D hereto shall apply, mutatis mutandi, except for any of the threshold limitations provided therein.
The Sellers and the Buyer hereby mutually agree to promptly inform one another (and cause Target to inform, as applicable) of any Legal Proceeding in respect of any of the transactions contemplated in this Binding Offer or communication from a Governmental Authority relating to a Legal Proceeding involving the other party as soon as such Legal Proceeding is publicly filed, or communication is received by, the Sellers (or Target) or to the Buyer’s or the Sellers’ (as applicable) knowledge, initiated by any Governmental Authority in connection with the Regulatory Approval or any claim or demand made by any Person upon the Sellers or Target as a result of this Binding Offer.

6.	No Conditions.
The Buyer will purchase the Target on an as is, where is basis subject to the terms and conditions of this Binding Offer, including the representations and warranties included in Annex D.

7.	Buyer.
The words “we,” “us”, “our” and similar shall be deemed to mean Grupo Clarín S.A. and any other Affiliate of Grupo Clarín S.A., and its permitted assignees.

8.	Notices.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8).

If to the Buyer:	Grupo Clarín S.A. Tacuari 1846, 4to. Piso Ciudad de Buenos Aires (1139) Argentina E-mail: aleu@grupoclarin.com sbardengo@grupoclarin.com Attention: Alejandro Urricelqui Sebastían Bardengo
If to the Sellers:
NII Mercosur Telecom, S.L.U. and NII Mercosur Móviles, S.L.U.
c/o NII Holdings, Inc.
1875 Explorer Street
Reston, VA 20190
USA
Facsimile: 1-703-390-5191
E-mail: shana.smith@nii.com
Attention: Shana C. Smith, VP and Deputy General Counsel

9.	Binding Effect.
Subject to the terms of this Binding Offer, this Binding Offer will be deemed irrevocably accepted on the date on which the Sellers provides the Buyer with both (i) reasonably acceptable information regarding the account or accounts to which the Aggregate Purchase Price is to be wired (the “Sellers’ Accounts”) and (ii) when the Guarantor delivers to the Buyer a notice of acceptance. Subject to the terms of this Binding Offer, upon acceptance of the Binding Offer, the obligations of the parties set forth in this Binding Offer (including Schedules and Annexes) are legally binding and enforceable obligations in accordance with their terms, subject only to the conditions set forth herein.

10.	Specific Performance.
Each party hereto acknowledges that the other may be irreparably harmed if such party’s obligations under this Binding Offer are not specifically enforced and that the other party may not have an adequate remedy at law in the event of an actual or threatened violation by such party of its obligations. Therefore, each party hereto agrees that the other shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breaches by such party or their respective affiliates without the necessity of such party showing actual damages or that monetary damages would not afford an adequate remedy.

11.	Expiration.
This Binding Offer will expire automatically and be of no force or effect if the Sellers have not accepted this Binding Offer in accordance with Section 9 within one day after receipt by the Sellers from the Buyer (or its representatives) of this Binding Offer.

12.	Successors and Assignees.
GC shall have the right to assign this Binding Offer and any of its rights and obligations under the Binding Terms to (i) one or more Affiliates of the Buyer on or prior the Initial Closing Date and (ii) any third party at any time following the Initial Closing Date, provided that the obligations of the Buyer under Article III of Annex D hereto shall not be assignable by GC, and GC shall remain liable for any all obligations under Article III of Annex D. The Buyer will give the Sellers notice of any such assignment, which shall become effective without further action by any party upon receipt of such notice.

13.	No Third-Party Beneficiaries.
Except as expressly set forth herein, each of this Binding Offer and the Binding Terms is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Binding Offer or the Binding Terms, as applicable.

14.	Amendment and Modification; Waiver.
This Binding Offer may only be amended, modified or supplemented by an agreement in writing signed by each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Binding Offer, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Binding Offer shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.	Applicable Law, Jurisdiction; Disclosure.
This Binding Offer shall be governed by and construed in accordance with the law of the State of New York, without regard to its conflict of laws principles. Any disputes arising out of or in connection with this Binding Offer shall be irrevocably submitted to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan or the federal courts of the State of New York sitting in the Borough of Manhattan.
Please be advised that confidentiality is an essential condition of this Binding Offer. This Binding Offer is being delivered on the condition that its contents (including the Aggregate Purchase Price, the form of payment, the structure of the acquisition specified herein and our identity) and its attachments will be treated as strictly privileged and confidential by each of the parties hereto and their respective advisors and will not be disclosed to any person other than the parties hereto and their respective legal and financial advisors on a need to know basis, except that on or after the Effective Date the parties may disclose the transaction contemplated herein to the extent required by applicable Law (as defined in Annex D), including, without limitation, applicable securities laws of the United States or other applicable jurisdiction, subject to granting the non-disclosing party a reasonable opportunity to review and comment and the disclosing party will consider, and address in good faith any comments submitted by the non-disclosing party before such disclosure is made.
We look forward to working with you towards the successful and prompt consummation of this transaction.
Very truly yours,

GRUPO CLARÍN S.A.

By: /s/ Sebastían Bardengo
Name: Sebastían Bardengo Title: Attorney in Fact

September 11, 2015
GRUPO CLARÍN S.A.
Tacuarí 1846, 4to. Piso
Ciudad de Buenos Aires (1139)
Argentina

Attention:	Alejandro Urricelqui Sebastían Bardengo
Re.: Binding Offer # 2015/075/NXT
Dear Sirs,
Reference is made to the Binding Offer #2015/075/NXT delivered by Grupo Clarín S.A. (the “Buyer”) to NII Mercosur Telecom, S.L.U., and NII Mercosur Móviles, S.L.U., (the “Sellers” and together with Buyer, sometimes referred to individually as “Party” and collectively as the “Parties”), on September 11, 2015, as well as to its Annexes and Schedules (as hereafter amended, supplemented, modified, restated or replaced from time to time in accordance with its terms, the “Binding Offer”). All capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Binding Offer.
In accordance with Section 9 of the Binding Offer, please find below the corresponding information.
Account Title/Legal name:
Address:
Account Number:
Beneficiary Bank:
ABA Routing#:
Swift Code:
Corporation Contact / Phone/Fax:

Permitted Securities:

Account #
Sincerely,

[Signature page follows]

NII Mercosur Telecom, S.L.U.
By: /s/ Shana C. Smith
Name: Shana C. Smith
Title: Vicepresidenta, Vicesecretario del Consejo de Administración y Consejera Delegada

NII Mercosur Móviles, S.L.U.
By: /s/ Shana C. Smith
Name: Shana C. Smith
Title: Vicepresidenta, Vicesecretario del Consejo de Administración y Consejera Delegada

September 11, 2015
GRUPO CLARÍN S.A.
Tacuarí 1846, 4to. Piso
Ciudad de Buenos Aires (1139)
Argentina

Attention:	Alejandro Urricelqui Sebastían Bardengo
Re.: Binding Offer # 2015/075/NXT
Dear Sirs,
We hereby accept your offer of reference dated September 11, 2015.
Sincerely,

[Signature page follows]

NII Holdings, Inc.
By: /s/ Shana C. Smith
Name: Shana C. Smith
Title: Vice President, Deputy General Counsel and Corporate Secretary

ANNEX D

Sellers’ Representations and Warranties & Indemnification

ARTICLE I: REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers represent and warrant to the Buyer as of the dates specified in Article II hereof as follows:
1.1.    Sellers’ Corporate Existence; Authority. Each Seller is a limited liability company duly organized and validly existing under the Laws of Spain and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as currently conducted. Each Seller has all requisite corporate power and authority to enter into this Binding Offer, the Note, the Indemnification Escrow Agreement (the “Seller Documents”) and the 51% Equity Interest Pledge, and to consummate the transactions contemplated hereby and thereby. Each Seller Document and the 51% Equity Interest Pledge will be, at or prior to the Initial Closing Date, duly authorized, executed and delivered by each Seller and no additional corporate action on the part of either Seller is necessary to authorize the consummation of any Seller Document, the 51% Equity Interest Pledge or the transactions contemplated hereby or thereby. Each Seller Document and the 51% Equity Interest Pledge when so executed and delivered will constitute, a valid and binding agreement of the Sellers, enforceable in accordance with its terms, (i) subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, the “General Enforceability Exceptions”) and, (ii) solely with respect to the case of the 51% Equity Interest Pledge, subject to receipt of the Regulatory Approval.
1.2.    Target’s Corporate Existence; Authority.
(a)    The Target is a company duly organized and validly existing under the Laws of Argentina and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.
(b)    The Target is duly qualified or authorized to do business under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect.
1.3.    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Schedule 1.3(a), none of the execution and delivery by either Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws (which by-laws in effect as of the Effective Date are set forth on Schedule 1.3(a)) or comparable organizational documents of the Target, or the Sellers, (ii) any Contract, Telecommunication License, or Permit to which the Target or either Seller is a party or by which any of the properties or assets of the Target or either Seller are bound, (iii) any Order of any Governmental Authority applicable to the Target or either Seller or by which any of the properties or assets of the Target or either Seller are bound, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.
(b)    Except as set forth on Schedule 1.3(b), no consent, waiver, approval, Order, Telecommunication License, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Target or either Seller in connection with the execution and delivery of the Seller Documents or the compliance by the Sellers with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Telecommunication Licenses, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.
1.4.    Capitalization.
(a)    The authorized share capital of the Target consists of 810,236,480 ownership interests (participaciones sociales) (the “Equity Interests”). There are 810,236,480 Equity Interests issued and outstanding. All of the issued and outstanding Equity Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable.
(b)    There is no existing option, warrant, call, right, or Contract of any character to which the Target is a party requiring, and there are no securities of the Target outstanding which upon conversion or exchange would require, the issuance, of any Equity Interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests. The Target is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Equity Interests. There are no bonds, debentures or other indebtedness of the Target that entitle holders thereof to vote or consent on any matters on which the holders of any Equity Interests may vote.
1.5.    Ownership of Equity Interests. The Sellers are the sole record and beneficial owners of the Equity Interests, free and clear of any and all Liens other than Liens imposed directly or indirectly by the Buyer or pursuant to the terms of this Binding Offer. The Sellers have the power and authority to sell, transfer, assign and deliver the Equity Interests as provided in this Binding Offer, and such delivery will convey to the Buyer ownership of the Equity Interests, free and clear of any and all Liens other than Liens imposed directly or indirectly by the Buyer.
1.6.    Subsidiaries. Except as set forth in Schedule 1.6, the Target does not own any equity interest in any other Person (other than short-term financial investments made in the Ordinary Course of Business consistent with past practices).
1.7.    Financial Statements; Books and Records.
(a)    The Sellers have delivered to the Buyer copies of the audited balance sheets of the Target as at December 31, 2012, December 31, 2013 and December 31, 2014 and the related audited statements of income and of cash flows of the Target for the years then ended, together with the notes thereto (the “Argentine Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 1.7(a), each of the Argentine Financial Statements has been prepared in accordance with Argentine GAAP consistently applied and presents fairly in all material respects the financial position, results of operations and cash flows of the Target as at the dates and for the periods indicated therein. The Argentine Financial Statements were derived from the books and records of the Target.
(b)    Except as set forth on Schedule 1.7(b), the books and records of the Target have been maintained in compliance with applicable Law in all material respects and are complete and accurate in all material respects, and no material meeting has been held or material action taken for which minutes have not been prepared or contained in the Target’s corporate books.
1.8.    No Undisclosed Liabilities. The Target does not have any liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Argentine Financial Statements in accordance with Argentine GAAP, and were not so reflected, reserved against or described, other than (a) liabilities incurred in the Ordinary Course of Business after December 31, 2014 and (b) liabilities incurred by the Target in connection with the transaction contemplated hereby. At the Effective Date, the Target has not assumed any guarantees of any third parties or any obligations of any third parties to give any kind of guarantees, indemnities or securities, except as expressly contemplated by this Binding Offer.
1.9.    Absence of Certain Changes.
(a)    Since December 31, 2014, the Target’s business has been conducted on the Ordinary Course of Business consistent with past practice and in compliance with the Sellers’ representations and warranties and covenants herein, and the Sellers’ will cause the Target to preserve its business organization and customer relationships in the Ordinary Course of Business consistent with past practice.
(b)    Since December 31, 2014 and except (x) in the Ordinary Course of Business consistent with past practice and (y) as set forth on Schedule 1.9(b), the Target has not:

(i)	purchased, agreed to purchase, disposed of or agreed to dispose of, leased or agreed to lease any real estate;

(ii)
purchased or agreed to purchase any capital equipment at purchase prices exceeding in the aggregate $500,000 or disposed of, or agreed to dispose of, any capital equipment at sales prices exceeding in the aggregate $500,000;

(iii)	entered into contractual arrangements not terminable on less than 60 days’ notice without costs or other liability to the Target;

(iv)
entered into any transactions or any other material oral or written agreements, contracts, leases, commitments or understandings, including any relating to capital expenditures, outside the ordinary course of business;

(v)
made any material changes in the policies or practices with respect to selling methods, returns, rebates, discounts, bonuses, credits, terms of payment or other terms of sales or accounting thereof, except for (i) the case of normal occurrences considering the nature of the business and (ii) any changes required by Law; or

(vi)	declared or paid any dividends or distributed any profits or retained earnings.
1.10.    Effect of Transaction. To the Knowledge of the Sellers, no creditor, employee, client, customer or other person having a material business relationship with the Target has changed, or informed either Seller or the Target that such person intends to change, such relationship because of the transactions contemplated by this Binding Offer, except for any such change requested or approved of in writing by the Buyer.
1.11.    Accounts Receivable, Accounts Payable.
(a)    At the Effective Date, except as set forth on Schedule 1.11(a), all accounts receivable of the Target that are reflected on the latest balance sheet in the Argentine Financial Statements represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To the Knowledge of the Sellers, none of such receivables is subject to any counterclaims or offsets, other than in the Ordinary Course of Business.
(b)    At the Effective Date, and except as set forth on Schedule 1.11(b), all accounts payable of the Target that are reflected on the latest balance sheet in the Argentine Financial Statements represent valid obligations arising from purchases actually made or services actually received in the Ordinary Course of Business. To the Knowledge of the Sellers, none of such payables is subject to any counterclaims or offsets, other than in the Ordinary Course of Business.
1.12.    Inventories. Except as set forth on Schedule 1.12, all inventories that are reflected on the latest balance sheet in the Argentine Financial Statements or acquired by the Target after the date thereof were valued in accordance with Argentine GAAP, were of a type merchantable in the Ordinary Course of Business consistent with past practice and were in good and merchantable condition and fit for their particular purpose.
1.13.    Taxes.
(a)    Except as set forth on Schedule 1.13(a), the Target has timely filed all material Tax Returns required to be filed by it, and all Taxes required to be paid by it have either been paid by it or are reflected in accordance with applicable accounting standards as a reserve for Taxes on the most recent financial statements of such entity, and all such Tax Returns are correct and complete in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired. Except as set forth on Schedule 1.13(a), all material Taxes required to be withheld by the Target have been withheld and have been (or will be) duly and timely paid to the proper Taxing authority. Except as set forth on Schedule 1.13(a), no deficiencies for any Taxes have been proposed, asserted or assessed against the Target that are still pending and no requests for waivers of the time to assess any such Taxes have been made that are still pending. To the Knowledge of the Sellers, except as set forth on Schedule 1.13(a), no income Tax Return of the Target is under current examination by any Taxing authority. Except as set forth on Schedule 1.13(a), all assessments for Taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved on the financial statements of the Target in accordance with applicable accounting standards. There are no Liens for Taxes on any of the assets of any the Target other than Permitted Liens. Notwithstanding anything contained herein, the Target is not making any representation or warranty as to the (i) amount of any net operating losses or other Tax attributes of any of them or (ii) effect of Sections 382, 383 or 384 of the Code (and any comparable or similar provision of applicable Law) on the Buyer’s ability to claim or use net operating loss carryovers or other Tax attributes of the Target.
(b)    For the purposes of the calculation of the amount payable on Capital Gain Tax, if any, the net result of the transaction contemplated hereunder shall be considered, and as a consequence thereof, there shall be no amount to be paid to the Argentine tax authority by Buyer as Capital Gain Tax, since the acquisition cost of the Equity Interests exceeds the Aggregate Purchase Price, , as evidenced in Schedule 1.13(b).
(c)    This Section 1.13 represents the sole and exclusive representations and warranties regarding Taxes.
1.14.    Real Property.
(a)    Schedule 1.14(a) sets forth a complete list of all material real property, and interests in real property in the Owned Property and the Real Property Leases, in each case, together with the street address and current owner for each, and identifies any material reciprocal easement or operating agreements relating thereto.
(b)    To the Knowledge of the Sellers, (i) Schedule 1.14(b)(i) sets forth a list of all Transmitter Sites (excluding construction work and civil infrastructure) and (ii) Schedule 1.14(b)(ii) sets forth a list of all Transmitter Sites with respect to which all material Permits have been obtained.
(c)    The Target has good title to all Owned Property, free and clear of Liens except (i) Liens set forth on Schedule 1.14(c) and (ii) Permitted Liens.
(d)    Except as set forth on Schedule 1.14(d), the Target has quiet enjoyment and peaceful possession of all real property listed on Schedule 1.14(a).
(e)    To the Knowledge of the Sellers, except as set forth on Schedule 1.14(e), the Target has not received any written notice of any material default by the Target under any of the Real Property Leases.
1.15.    Equipment. Except as set forth in Schedule 1.15, the equipment owned or used by the Target which are material for their business are not in need of any further investment outside the Ordinary Course of Business consistent with past practice, and such plant and equipment is in reasonable operating condition and repair, considering ordinary wear and tear. All plant and equipment owned or used by the Target which are material for its business have been maintained in accordance with adequate maintenance plans, with equipment warranty obligations, with all applicable industry standards and with any applicable contractual arrangements.
1.16.    Intellectual Property.
(a)    Schedule 1.16(a) lists the (i) Intellectual Property owned by the Target as of the Effective Date for which a patent, trademark, or copyright registration exists or has been applied for by or on behalf of the Target and, (ii) material licenses or other covenants or rights under Intellectual Property which the Target have been granted from any Person (“Granted Licenses”) or which the Entities have granted to any Person (“Received Licenses” and, together with the Granted Licenses, the “Licenses”).
(b)    Subject to Schedule 1.3(a), the Intellectual Property owned by the Target, together with the right to directly or indirectly use the Intellectual Property licensed to the Target, constitutes all Intellectual Property used in the Ordinary Course of Business as presently conducted. To the Knowledge of Sellers, the Target's conduct of its business as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.
(c)    Except as set forth on Schedule 1.16(c), to the Knowledge of the Sellers, the Intellectual Property and Licenses identified on Schedule 1.16(a) are not the subject of any challenge received by the Target in writing, and the Target has not received, since January 1, 2014, any written notice of any default or breach under any License.
1.17.    Material Contracts.
(a)    Schedule 1.17(a) sets forth a list of the following Contracts (other than any statements of work, purchase, project, change or similar orders issued pursuant to any such Contracts) to which the Target is a party and under which the Target has any remaining rights or obligations as of the Effective Date (collectively, the “Material Contracts”):
(i)    Contracts for the sale of any assets of the Target other than in the Ordinary Course of Business, for consideration in excess of $500,000;
(ii)    Contracts for the acquisition of any operating business or the equity interests of any other Person;
(iii)    Contracts in respect of Target Debt;
(iv)    Contracts restricting the Target from engaging in any line of business or competing with any Person or in any geographical area;
(v)    any other Contracts which involve the receipt or expenditure of more than $500,000 in the aggregate in any 12-month period, require performance by any party more than one year from the date hereof and are not terminable by the Target without penalty on notice of 180 days’ or less; and
(vi)    any intercompany Contracts or arrangements, including, without limitation, global services agreements or other contractual rights (the “Global Contracts”) that involve the payment or receipt by the Target of more than $500,000 in any 12-month period.
(b)    The Sellers have made available to the Buyer true and correct copies of each of the Material Contracts and all amendments thereto and each of the Material Contracts, as amended, is in full force and effect and is a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, subject to General Enforceability Exceptions. Except as set forth on Schedule 1.17(b), since December 31, 2014, the Target has not received any written notice of any default or breach by the Target under any Material Contract, except for defaults that would not have a Material Adverse Effect.
1.18.    Employee Matters.
(a)    Schedule 1.18(a) sets forth (i) the name, date of employment by the Target, job title and monthly compensation of the Target’s employees; (ii) any termination clauses in excess of legal minima, pension, retirement, savings, profit sharing, bonus, loans, life insurance, medical benefit plan, entitlement to the Target’s cars, deferred compensations, incentive compensation, stock purchase or stock option or any other collective bargaining agreements employment agreement or any Employee Plans; (iii) every employee who has left the employment of the Target within two years prior to the date hereof, the date of leaving, the job title, and the reason for his or her departure; (iv) every employee of the Target on authorized leave of absence who has a right to return to employment; and (v) any contract with any individual that is not an employee and that provides services on an ongoing basis to the Target or with any temporary employee (i.e., fixed term or seasonal employees) of the Target.
(b)    Except as set forth on Schedule 1.18(b), each of the following is true as of the Effective Date:
(i)    the Target is in compliance in all material respects with all applicable Laws with respect to withholding taxes, social security contributions and employer’s contributions.
(ii)    the Target is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours, termination payments, occupational safety and health;
(iii)    there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Sellers, threatened, against the Target;
(iv)    no agreement or Order which is binding on the Target in any material way limits or restricts the Target from relocating or closing any of its operations, or terminating any of its employees’ labor contract, except as provided under Argentine labor Laws, regulations and applicable collective bargaining agreements;
(v)    the Target has not experienced any organized work stoppage;
(vi)    the execution and delivery of the Binding Terms by the Sellers, and the consummation of the transactions contemplated hereby, will not result in, accelerate or increase any obligation or liability (with respect to termination payments, accrued benefits, or otherwise) to any Employee Plans or to any employee or former employee of the Target;
(vii)    except to the extent (if any) to which provisions have been made under Argentine GAAP: (A) no liability has been incurred by the Target for breach of any employment agreement, for compensation for wrongful dismissal or for failure to comply with any Order for the re-engagement of any employee or for any other liability accruing from the termination or variation of any contract of employment in the last two years; (B) no liability has been incurred by the Target for accident or injury to employees; and (C) no Legal Proceeding filed and notified by Administración Federal de Ingresos Públicos is pending or, to the Knowledge of the Sellers, threatened in writing against the Target for any tax contribution and/or withholding of salaries and other remuneration of (1) direct employees pertaining to their direct employment relationships with the Target, (2) individuals that are not employees of the Target who provide services on an ongoing basis to the Target or (3) other individuals as a result of the joint and several liability of the Target with any service provider of services to the Target, in each case, in the last five years;
(viii)    there is no non-statutory collective bargaining, union or other employee association agreement; and
(ix)    there is no employee confidentiality or other agreements protecting proprietary processes, formulae or information to which the Target is a party.
1.19.    Employee Plans. Schedule 1.19 to this Binding Offer sets forth a list of each Employee Plan in effect, and the Sellers have delivered or made available to the Buyer, as applicable with respect to each Employee Plan, true and complete copy of the plan document and any amendments thereto (or in the case of any unwritten Employee Plan, a written summary of the material terms), including any related trust agreement or funding instrument, in each case in effect as of the Effective Date.
(a)    Each Employee Plan has been administered in accordance with its terms and in material compliance with the applicable Law. There are no investigations or audits by any Governmental Authority, termination proceedings or other claims or proceedings against or involving any Employee Plan or asserting any rights to or claims for benefits under any Employee Plan (except routine claims for benefits payable under the Employee Plans as in effect).
(b)    All contributions to, and payments from, any Employee Plan which may have been required in accordance with the terms of such Employee Plan or any related document and under applicable Law have been timely made. No Employee Plan has incurred an “accumulated funding deficiency.”
(c)    No Employee Plans provide benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by applicable Law. The Target has not made a written or, to the Knowledge of the Sellers, oral representation to any current or former employee of the Target promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment, other than with respect to coverage mandated by applicable Law.
(d)    Other than with respect to coverage mandated by applicable Law, no employee of the Target will be entitled to (i) (A) any severance, separation, change of control, termination, bonus or other additional compensation or benefits, or (B) any acceleration of the time of payment or vesting of any compensation or benefits, or the forgiveness of indebtedness owed by such employees, in the case of the foregoing clauses (A) and (B), as a result of any of the transactions contemplated by this Binding Offer (alone or in combination with any other event) or in connection with the termination of such participant’s employment on or after the Initial Closing Date or (ii) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the transactions contemplated by this Binding Offer (alone or in combination with any other event). The execution and delivery of the Binding Terms, and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and compliance by the Target with the provisions hereof do not and will not require the funding of, or increase the cost of, or give rise to any other obligation under, any Employee Plan or applicable Law and will not result in any breach or violation of, or default under, or limit the Target’s ability to amend, modify or terminate any Employee Plan.
(e)    The Target is not and will not be actually or contingently, now or after the date hereof, liable for any amount due on account of the NII Holdings, Inc. 2015 Compensation Plan or any stock purchase, stock option or other equity-based incentive compensation Employee Plan.
1.20.    Litigation.
(a)    Except as set forth on Schedule 1.20(a), there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against the Target where the claimed amount is in excess of $250,000. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against the Target before any Governmental Authority, which, if adversely determined, would have a Material Adverse Effect.
(b)    Except as set forth on Schedule 1.20(b), the Target is not a party to any Legal Proceedings pending or, to the Knowledge of the Sellers, threatened in writing against the Republic of Argentina.
(c)    There are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened that reasonably may be expected to result in an Order that would prohibit or restrain the ability of either Seller to enter into the Binding Terms or consummate the transactions contemplated hereby.
1.21.    Compliance with Laws; Permits.
(a)    The Target is in compliance with all Laws of any Governmental Authority applicable to its business or operations, except where the failure to be in compliance would not have a Material Adverse Effect. The Target has not received any written notice of or been charged with the violation of any Laws, except where such violation would not have a Material Adverse Effect.
(b)    Except as expressly provided in Section 1.14(b)(ii),the Target currently has all Permits which are required for the operation of its business as presently conducted, except where the absence of which would not have a Material Adverse Effect. The Target is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.
(c)    Schedule 1.21(c) sets forth a list of all Telecommunication Licenses, including the radio-electric spectrum permits, held by the Target (such Telecommunication Licenses, the “Target Telecommunication Licenses”). The Target Telecommunication Licenses constitute all of the Telecommunication Licenses which are required for the operation of the Target’s business as presently conducted. The Target is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Target Telecommunication License granted to the Target, except where such default or violation would not have a Material Adverse Effect.
(d)    Except as expressly provided in Section 1.14(b)(ii), the Sellers make no representations or warranties in this Binding Offer whatsoever regarding the permitting, licensing, condition or compliance with Law of the Network Assets. The Buyer acknowledges that all Network Assets are being conveyed to the Buyer on a “where is” and, as to condition, “as is” basis.
1.22.    Environmental Matters.
(a)    The operations of the Target are and, since December 31, 2014, have been in compliance in all material respects with all applicable environmental Laws in the respective jurisdictions in which they operate, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.
(b)    The Target has obtained and is in compliance with all material permits, licenses and other authorizations required under applicable environmental Laws (“Environmental Permits”) for the continued operations of the business, except where the absence of which would not have a Material Adverse Effect. All Environmental Permits are valid and in good standing, and to the Knowledge of the Sellers, there is no pending or threatened change in the status or terms and conditions of any Environmental Permit, in each case, except where the absence of which would not have a Material Adverse Effect.
(c)    Except as set forth on Schedule 1.22, the Target is not subject to any outstanding material Orders or Legal Proceedings by any Governmental Entity or any person respecting (A) environmental Laws, (B) remedial action or (C) any release or threatened release of, or exposure to, a hazardous substance (“Environmental Claims”) and, to the Knowledge of the Sellers, no such material Environmental Claims are threatened.
(d)    The Target has not received any written communication alleging, with respect to the Target, a material violation of or liability under any environmental Law.
(e)    There has been no release or threatened release of hazardous substances at any location that, as of the Effective Date, (i) requires any material remedial action by the Target pursuant to any environmental Law or (ii) forms the basis of any material Environmental Claim against the Target, except in each case as would not have a Material Adverse Effect.
1.23.    Financial Advisors. Except as set forth on Schedule 1.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Target or the Sellers in connection with the transactions contemplated by this Binding Offer and no Person is entitled to any fee or commission or like payment from the Buyer in respect thereof.
1.24.    Banks. Schedule 1.24 contains a complete and correct list of the names and locations of all banks in which the Target has accounts or safe deposit boxes and the names of all persons authorized to draw on or that have access to such accounts or safe deposit boxes. Except as set forth on Schedule 1.24, no person holds a power of attorney to act on behalf of the Target.
1.25.    Sellers’ Accounts. The Sellers hereby certify and confirm that payments due by Buyer pursuant to the terms of this Binding Offer shall be made to the Sellers’ Accounts (as defined in Section 2 of this Binding Offer). Any payment made to the Sellers ‘Account by the Buyer shall for all purposes of this Binding Offer be deemed to have been made to the Sellers in the amount and at the time such payment is made to the Sellers’ Accounts.
1.26.    Transactions with Affiliates, Shareholders, Officers, Directors and Others. Except as set forth in Schedule 1.26 or with respect to any amounts to be paid in connection with the representations set forth in Section 1.28, the Target has no liabilities for indebtedness for borrowed money owing to any director, officer, member, shareholder, consultant, or employee of the Target (except for amounts due as normal salaries, wages, benefits or reimbursements of ordinary business expenses or any other amounts payable pursuant to applicable Law), or to the Sellers. No director, officer, member, shareholder, consultant, or employee of the Target now has any liability for any indebtedness for borrowed money owing to the Target except for Ordinary Course of Business expense advances.
1.27.    Insurance. Schedule 1.27 sets forth all insurance policies or programs of self insurance that are owned or held by the Target or its Affiliates on the Effective Date and that cover the Target, its assets, properties or personnel with respect to risks arising in connection with the operation or conduct of the Target’s business (collectively, the “Insurance Policies”). The Insurance Policies provide, in all material respects, adequate insurance coverage for the operation of the Target’s business as currently conducted in accordance with the Target’s past practices.
1.28.    Foreign Exchange. Except as set forth on Schedule 1.28, (i) the Target has complied in all material respects with all applicable Argentine foreign exchange regulations (including the Target’s compliance in all material respects with applicable regulations related to obligations to timely enter and liquidate foreign currency received abroad) and (ii) the Argentine Central Bank did not issue any writing questioning any of the foreign exchange transactions undertaken by the Target, which such questions are currently pending and not yet finally resolved.
1.29.    No Disposition of Assets. Other than in the ordinary course of business, Sellers have not permitted the Target to sell, assign, transfer, convey, lease or otherwise dispose of, or place any encumbrances on, the property, plant or equipment of Target reflected in its audited annual financial statements as of December 31, 2014.
1.30.    Subscribers. As of August 31, 2015, the Target has no less than 1,700,000 Subscribers of which no more than 45% are pre-paid customers. As of August 31, 2015, 77% of the postpaid base had hybrid rate plans adding prepaid capabilities for these customers.
1.31.    Intercompany Debt. The Target has no intercompany payables and loans between the Target, on the one hand, and either Seller and/or their Affiliates, on the other hand.
1.32.    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article I (as modified by the Sellers Disclosure Schedule), neither the Sellers nor any other Person makes any other representation or warranty with respect to the Target, the Sellers or the transactions contemplated by the Transaction Agreements, and the Sellers disclaim any other representations or warranties, whether made by the Sellers or any of its respective Affiliates, officers, directors, employees, agents or representatives. The disclosure of any matter or item in any Schedule will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. For the avoidance of doubt, the Sellers will not be deemed to be in breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreements to the extent that the failure of any such representation or warranty to be true and correct or the failure to comply with or perform any such covenant or agreement is due (i) to the failure to obtain any Antitrust Approval or the Regulatory Approval or (ii) any action taken by any Governmental Authority resulting from entering into the publication or announcement of this transaction or any of the transactions contemplated hereby.
ARTICLE II
The Sellers make the representations and warranties set forth in Article I of Annex D as of the dates set forth below.
(i)the representations and warranties provided in Sections 1.1, 1.29, 1.30 and 1.31 are made as of the Effective Date;

(ii)the representations and warranties provided in Sections 1.1 to 1.28 and 1.32 are made as of the Initial Closing Date; and

(iii)the representations and warranties provided in Sections 1.1, 1.2, 1.4(b) (but only with respect to the 51% Equity Interest) and 1.5 (but only with respect to the 51% Equity Interests) are made as of the Definitive Closing Date.

ARTICLE III: INDEMNIFICATION

3.1.    Survival.
(a)    Except as provided in Section 3.1(b), the representations and warranties of the parties hereto contained herein will survive the Initial Closing Date and will remain in full force and effect until 5:00 p.m. local time in New York, New York, on the date that is the 12-month anniversary of the Initial Closing Date as modified by clauses (x) and (y) of this paragraph (the “End Date”), at which time they will terminate, provided that (x) the Sellers Business Fundamental Representations and the representations and warranties contained in Section 1.13 (“Taxes”) will survive the Initial Closing Date and will remain in full force and effect until 5:00 p.m. local time in New York, New York, on the 24-month anniversary of the Initial Closing Date, and (y) Sellers Legal Fundamental Representations will survive for a period of six years from the Initial Closing Date.
(b)    The covenants and agreements contained in the Transaction Agreements that are to be performed in full on or prior to the Initial Closing Date will terminate at the Initial Closing Date. The covenants and agreements that are to be performed in whole or in part after the Initial Closing Date will survive the Initial Closing Date until performed in accordance with their terms. No claim for indemnification pursuant to this Article III may be brought following the applicable End Date. Notwithstanding the foregoing, if on or prior to the applicable End Date, a Third Party Claim Notice or a Direct Claim Notice has been given to an Indemnifying Party, the applicable claim as set forth in such notice will survive such End Date until satisfaction or other full and final resolution thereof and such Third Party Claim Notice or Direct Claim Notice, as applicable, may be amended after such End Date to adjust the amount of Losses based on substantially the same facts and circumstances giving rise to such claim.
3.2.    Indemnification by the Sellers. Subject to this Article III, from and after the Initial Closing Date, the Sellers will indemnify and save and hold harmless the Buyer and its Affiliates (including, after the Initial Closing Date, the Target) and their respective shareholders (or equivalent persons), officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses resulting from, arising out of or incurred in connection with: (a) any breach of any representation or warranty made by the Sellers or the Guarantor in the Transaction Agreements as of the date such representation or warranty was made or deemed made pursuant to Article II of this Annex D of the Binding Offer or the Transaction Agreements, and (b) any non-fulfillment, violation or breach of any covenant or agreement made by the Sellers or the Guarantor in the Transaction Agreements.
3.3.    Indemnification by the Buyer. Subject to this Article III, from and after the Initial Closing Date, the Buyer will indemnify and save and hold harmless the Sellers and their Affiliates and their respective shareholders (or equivalent persons), officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Sellers Indemnitees” and, together with the Buyer Indemnitees, the “Indemnified Parties”) from and against any Losses incurred, resulting from or arising out of: (a) any breach of any representation or warranty made by the Buyer in the Transaction Agreements as of the date such representation or warranty was made or on the Initial Closing Date, except in each case for any such representations and warranties that are specifically made as of a particular date, the inaccuracy in or breach of which will be determined with reference to such specific date, and (b) any nonfulfillment, violation or breach of any covenant or agreement made by the Buyer in the Transaction Agreements.
3.4.    Procedures for Claims.
(a)    Subject to Section 3.1, if an Indemnified Party desires to assert any claim for indemnification provided for under this Article III in respect of, arising out of or involving a claim or demand made by any Person (other than a Party or Affiliate thereof) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party will notify the Buyer or the Sellers, as the case may be (the “Indemnifying Party”), in writing of such Third Party Claim, including the amount or the estimated amount of Losses sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Third Party Claim), any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that the failure to timely give such notice will not reduce the Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this Article III of Annex D except to the extent of any Losses resulting from the Indemnifying Party being prejudiced by such failure. The Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to provide any such copies will not affect the indemnification obligations provided hereunder except to the extent of any Losses resulting from the prejudice of any claim or defense available to the Indemnifying Party as a result of such failure.
(b)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, within 30 days of receiving a Third Party Claim Notice with respect to such Third Party Claim, may assume the defense thereof and select counsel to act in such defense (which counsel will be reasonably satisfactory to the Indemnified Party). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless, in the reasonable opinion of counsel (including in-house counsel) to the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because the interests of the Indemnifying Party are in conflict with those of the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof.
(c)    If the Indemnifying Party, within 30 days after written notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) (i) does not assume control of the defense or (ii) after assuming control of the defense, fails or ceases to diligently defend such Third Party Claim, which failure or cessation is not cured within 15 days after written notice thereof from the Indemnified Party, then the Indemnified Party will have the right to undertake the defense of such Third Party Claim, and (iii) the reasonable and documented fees and expenses of counsel to the Indemnified Party in connection therewith will be considered “Losses” for purposes of this Binding Offer; provided, however, that in no event will the fees and expenses of more than one counsel (in addition to one local counsel in each jurisdiction that is reasonably necessary) for the Indemnified Party with respect to a single Third Party Claim or a series of related Third Party Claims be considered “Losses” for purposes of this Binding Offer.
(d)    The Indemnified Party will not settle, compromise or discharge a Third Party Claim without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. The Indemnifying Party may pay, settle or compromise a Third Party Claim without the Indemnified Party’s prior written consent, so long as such payment, settlement or compromise (i) includes an unconditional release of the Indemnified Party from all Liability in respect of such Third Party Claim, (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, and (iv) simultaneously with the effectiveness of such settlement, payment or compromise, the Indemnifying Party pays in full any obligation imposed on the Indemnified Party by such settlement, compromise or consent or such obligation is paid in full from the Indemnification Escrow Account.
(e)    The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during normal business hours and upon reasonable advance notice to all information relevant thereto. Without limiting the generality of this Section 3.4(e), the Party controlling the defense of any Third Party Claim will deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in any hearing or other court proceeding, meeting or negotiation relating to the Third Party Claim. Upon request by the Indemnified Party, the Indemnifying Party shall reasonably cooperate to address any demand made by such Indemnified Party in connection with any proceeding initiated by any Governmental Authority with respect to the Regulatory Approval or any claim or demand made by any Person upon consummation of this Binding Offer.
(f)    Subject to Section 3.1, if an Indemnified Party desires to assert any claim for indemnification provided for under this Article III other than a claim in respect of, arising out of or involving a Third Party Claim (a “Direct Claim”), such Indemnified Party will notify the Indemnifying Party in writing of such Direct Claim, including the amount or the estimated amount of Losses sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Direct Claim), and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”); provided, however, that the failure to timely give such notice will not reduce the Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this Article III of Annex D except to the extent of such Losses resulting from the Indemnifying Party being prejudiced by such failure.
3.5.    Limitations on Indemnification.
(a)    Limitations on the Sellers’ Indemnification of Buyer.
(i)    The Sellers will have no liability for any claim for indemnification pursuant to Section 3.2(a), if the Losses for which it would be responsible for pursuant to such claim and all related claims arising from substantially similar facts or circumstances are less than $150,000 (each such claim a “De Minimis Claim”), subject to an aggregate cap of $1,500,000 for all De Minimis Claims (the “De Minimis Claim Cap”). The limitations set forth in this Section 3.5(a)(i) will not apply to any claim for indemnification in respect of a breach or inaccuracy of the Sellers Business Fundamental Representations and Sellers Legal Fundamental Representations.
(ii)    The maximum aggregate amount of indemnifiable Losses payable by the Sellers in respect of claims pursuant to Section 3.2 (excluding those in connection with Sellers Business Fundamental Representations, Sellers Legal Fundamental Representations and Section 1.8 (Undisclosed Liabilities)) will not exceed the Indemnification Escrow Amount (the “Cap”) it being understood that Losses paid with respect to the representations and warranties contained in Section 1.8 (Undisclosed Liabilities) will reduce the aggregate amount available under the Cap only after US$ 4,000,000 on account of such Losses have been actually paid). The indemnifiable Losses payable by the Sellers in respect of claims pursuant to Section 3.2(a) in connection with (A) Sellers Business Fundamental Representations and Sellers Legal Fundamental Representations will not exceed the Aggregate Purchase Price (as defined in Annex A-1 to the Binding Offer) or (B) the representations and warranties contained in Section 1.8 (Undisclosed Liabilities) will not exceed US$ 10,000,000 less any other indemnifiable Losses paid by the Sellers pursuant to Section 3.2.
(b)    Limitations on Buyer’s Indemnification of the Sellers.
(i)    The Buyer will have no liability for any claim for indemnification pursuant to Section 3.3(a) that is a De Minimis Claim, subject to the De Minimis Claim Cap.
(ii)    The maximum aggregate amount of indemnifiable Losses payable by Buyer in respect of claims pursuant to Section 3.3(a) will not exceed the Cap. The maximum aggregate amount of indemnifiable Losses payable by the Buyer in respect of claims pursuant to Section 3.3(b) will not exceed the Aggregate Purchase Price.
(c)    No Party will be obligated to indemnify any other Person with respect to any Losses with respect to any matter that was included in the calculation of the adjustments reflected in the Aggregate Purchase Price pursuant to Section 5 of Annex A-1 (to the extent so included). Notwithstanding anything to the contrary contained in this Binding Offer, neither the Sellers nor the Buyer shall be liable to any Person under this Binding Offer for any special, consequential, punitive, indirect or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Binding Offer (other than to the extent such damages are paid to a third party), whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise.
(d)    No Indemnified Party will be entitled to recover from an Indemnifying Party more than once in respect of the same Losses.
(e)    Notwithstanding anything to the contrary in this Binding Offer, the Parties agree and acknowledge that, for any amounts finally determined to be payable by the Sellers in respect of claims pursuant to Section 3.2, such amounts will solely be paid from funds then available in the Indemnification Escrow Account and the Sellers will not be obligated to pay any such amounts remaining unpaid after the funds in the Indemnification Escrow Account have been exhausted.
3.6.    Indemnity Payments.
(a)    In calculating the amount of any Losses, (i) the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds will be deducted, and (ii) any payment made pursuant to this Article III will be treated as an adjustment to the Aggregate Purchase Price for all Tax purposes unless otherwise required by applicable Law. The amount of any Losses incurred in Argentine pesos will be converted into dollars at the Implied Valuation as in effect on the date such Losses are actually incurred.
(b)    If an Indemnified Party recovers an amount from a third party in respect of Losses that is the subject of indemnification hereunder after all or a portion of such Losses has been paid by an Indemnifying Party pursuant to this Article III, the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses, plus the amount received from the third party in respect thereof, less (ii) the full amount of Losses; provided that if the Indemnified Party is the Buyer and the amount paid by the Indemnifying Party was paid from the Indemnification Escrow Account and the Indemnification Escrow Agreement will not yet have been terminated, the Buyer will promptly remit such recovered amount to the Indemnification Escrow Account instead of the Indemnifying Party.
(c)    Subject to Section 3.5(e), (i) the Indemnifying Party will pay all amounts payable pursuant to this Article III, by wire transfer of immediately available cash funds in dollars, promptly following receipt from an Indemnified Party of a bill for Losses that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith reasonably disputes the Losses, in which event it will promptly notify the Indemnified Party, and (ii) in any event, the Indemnifying Party will pay to the Indemnified Party, by wire transfer in immediately available cash funds in dollars, the amount of any Losses for which it is liable hereunder no later than three Business Days following any determination of such Losses and the Indemnifying Party’s liability therefor. A “determination” will exist when (A) the parties to the dispute have entered into a legally binding agreement with respect to the dispute, (B) a court of competent jurisdiction will have entered a final and non-appealable order or judgment, or (C) an arbitration or like panel will have rendered a final and non-appealable determination with respect to disputes the parties have agreed to submit thereto.
3.7.    Guarantor. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Buyer the full, complete and timely payment and performance, subject to the terms and conditions hereof, by the Sellers of each and every payment and performance obligation of the Sellers in this Article III, without any set off, restriction, condition or deduction for or on account of any counterclaim. If the Sellers default for any reason whatsoever on any of their payment obligation under this Article III or fail to perform such performance obligation when and to the extent that any of the same will become due and payable, then the Guarantor will unconditionally pay or cause to be paid such payment obligation or perform or cause to be performed such performance obligation immediately upon notice from the Buyer specifying the default so that the same benefits will be conferred on the Buyer as would have been received if such payment or performance obligations had been duly performed and satisfied by the Sellers. The Buyer will not be required to demand payment or performance from, or initiate Legal Proceedings against, the Sellers or any other Person prior to or contemporaneously with proceeding against the Guarantor or demand payment therefrom or performance thereby more than once.
3.8.    Exclusivity of Indemnity. Except in the case of intentional fraud committed with the Knowledge of the Sellers or the Knowledge of the Buyer as applicable (as to which none of the limitations set forth in this Article III will apply), from and after the Initial Closing Date, the rights of any Indemnified Party under this Article III will be the sole and exclusive remedy of such Indemnified Party for monetary damages with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this Article III.
3.9.    Indemnification Escrow Agreement. Promptly (but in any event within 15 Business Days of the Initial Closing Date), the Buyer shall deposit the Indemnification Escrow Amount by wire transfer of immediately available funds into the Indemnification Escrow Account to be held and distributed in accordance with the terms of the Indemnification Escrow Agreement.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to each of the Sellers as follows:
4.1        Corporate Existence; Authority. The Buyer is a sociedad anónima duly organized and validly existing under the Laws of Argentina and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as currently conducted. The Buyer has all requisite corporate power and authority to enter into this Binding Offer, the Note Pledge and the Indemnification Escrow Agreement (together, the “Buyer Documents”) and the 51% Equity Interest Pledge, and to consummate the transactions contemplated hereby and thereby. This Binding Offer has been, and each other Buyer Document and the 51% Equity Interest Pledge will be, at or prior to the Initial Closing Date, duly authorized, executed and delivered by the Buyer, and no additional corporate action on the part of the Buyer is necessary to authorize the consummation of any Buyer Document or the transactions contemplated hereby or thereby. Each Buyer Document when so executed and delivered will constitute, a valid and binding agreement of the Buyer, enforceable in accordance with its terms, subject to General Enforceability Exceptions.
4.2        Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by the Buyer of the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Buyer with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws (or comparable organizational documents) of the Buyer, (ii) any Contract, or Permit to which the Buyer is a party or by which any of the properties or assets of the Buyer are bound, (iii) any Order of any Governmental Authority applicable to the Buyer or by which any of the properties or assets of the Buyer are bound, or (iv) any applicable Law.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of the Buyer Documents or the compliance by the Buyer with any of the provisions hereof or thereof.
4.3        Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened that reasonably may be expected to result in an Order that would prohibit or restrain the ability of the Buyer to enter into the Binding Terms or consummate the transactions contemplated hereby.
ARTICLE V
The Buyer makes the representations and warranties set forth in Article IV of Annex D as of the Initial Closing Date.

CERTAIN DEFINED TERMS

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Contract” means any written contract, indenture, note, bond, lease, commitment or other agreement.
“Employee Plan” means any plan, program, arrangement, agreement or commitment which is an employment or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan or commitment that are sponsored or maintained by the Target.
“Escrow Agent” mean Citibank, N.A. or any other escrow agent mutually agreed on by the Buyer and the Sellers.
“Governmental Authority” means any government, governmental agency, department, bureau, authority or instrumentality, or court of competent jurisdiction, of Argentina, in each case whether federal, state or local.
“Guarantor” means NII Holdings, Inc.
“Implied Valuation” means the implicit exchange rate resulting from dividing (i) the last price in Argentine pesos of dollar-denominated Argentine Sovereign Bonds named BONAR 2017 (AA17) quoted at closing of the activities on the calculation date at Bolsa de Comercio de Buenos Aires on its webpage Bolsar https://www.bolsar.com/VistasDL/PaginaIntradiarioEspecies.aspx?Especie=AA17&Vto=4 by (ii) the average between the last bid price and ask price for the same securities quoted in the over-the-counter market in New York City, New York at closing of activities on the same calculation date, as set forth in the Bloomberg screen of JP Morgan Argentina, Corporate, Currency, Government, Preferred, under screenname “JARG”.
“Indemnification Escrow Account” means the deposit account of the Escrow Agent that is governed by the Indemnification Escrow Agreement and into which the Indemnification Escrow Amount is deposited.
“Indemnification Escrow Agreement” means the escrow agreement among the Parties and the Escrow Agent in a form to be agreed upon by the Parties and the Escrow Agent, which shall be substantially in the form set forth in Annex F hereto.
“Indemnification Escrow Amount” means an amount in dollars equal to US$6,000,000.
“Intellectual Property” means all intellectual property, industrial property, and similar proprietary rights worldwide, whether registered or unregistered, including all rights in and to: (i) patents, design patents and utility models, (ii) trademarks, service marks, trade names, service names, logos, Internet domain names, together with the goodwill symbolized by or associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights and (iv) Software; provided that the foregoing clauses (i) through (iii) shall include any and all registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable).
“Knowledge of the Buyer” means the actual knowledge of Alejandro Urricelqui and Sebastían Bardengo as of the date hereof.
“Knowledge of the Sellers” means the actual knowledge of the Persons set forth on Schedule 1.1(d) as of the date hereof.
“Law” means any statute, law, code, ordinance, rule, regulation, Order or other requirement or rule of law.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority or arbitrator (public or private).
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction, other than any action taken by a Governmental Authority against the Target, the Sellers or the Guarantor, and other than those arising under the Binding Offer or the transactions and agreements contemplated therein.
“Material Adverse Effect” means any event or condition, which either individually or in the aggregate, results in, or would reasonably be expected to result in (i) a material adverse change in, or a material adverse effect on, the business, financial condition, assets used in the business or results of operations of the Target, (ii) a material adverse effect on the legality, validity or effectiveness of the Target Telecommunication Licenses (including the permits for the use of radio electric spectrum), or (iii) an effect that would prevent, materially delay or materially impair the ability of the Seller to consummate the transactions contemplated by this Binding Offer; provided, however, that for purposes of clause (i) only, any adverse effect will not be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent resulting from: (a) changes in Argentine GAAP (or official interpretations thereof) or changes in the regulatory accounting requirements applicable to the industry in the which the Target operates; (b) any failure by the Target to meet any estimates of revenues, earnings or other operational or financial measures (including any changes in the Target’s business plan or Applicable Operating Budget) for any period ending on or after the Effective Date and prior to the Definitive Closing Date, whether internal, published or otherwise; provided, that the exception in this clause (b) will not prevent or otherwise affect a determination that any change or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (c) changes in the financial (including the cost or availability of debt or equity financing) or securities markets or conditions or economic, regulatory or political conditions, in each case, globally in Argentina or in any other jurisdiction; (d) changes (including changes of applicable Law or official interpretations thereof) or conditions generally affecting the industry or the country or the regions in which the Target operates, including any foreign exchange controls; (e) acts of war, sabotage or terrorism or effects of weather, meteorological events, earthquakes or other natural disasters or acts of God; (f) the public announcement of the transactions contemplated by the Binding Offer; (g) any actions taken by Governmental Authorities as a result of transactions contemplated in this Binding Offer; (h) any action taken (or omitted to be taken) at the written request of the Buyer after the date hereof; (i) any action taken by the Target that is required, contemplated or permitted by the Binding Terms; (j) any default by Argentina of any of its respective debt obligations; or (k) any effect relating to the Chapter 11 Cases; provided, further, that with respect to subsections (a), (c), (d) or (e), such matters will be considered to the extent that they disproportionately affect the Target as compared to similarly situated businesses operating in the telecommunications industry in Argentina.
“Network Assets” means any Transmitter Sites, tower structures, antennas, transmitters, base radios, switches, aggregation points, and other equipment, in each case, owned or leased by the Target and used in connection with its business.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or of any court or arbitrator (public or private).
“Ordinary Course of Business” means the ordinary and usual course of business of the Target since January 1, 2014.
“Owned Property” means all real property and interests in real property owned in fee by the Target other than Network Assets.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority, but excluding any Telecommunication Licenses.
“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Buyer, (ii) statutory liens for any Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, (v) liens securing debt as disclosed in the Argentine Financial Statements, (vi) title of a lessor under a capital or operating lease, and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances which would not result in a Material Adverse Effect.
“Real Property Lease” means any lease of real property, other than Network Assets, by the Target.
“Sellers Business Fundamental Representations” means the representations and warranties contained in Section 1.19(e) (liability arising from the NII Holdings, Inc. 2015 Incentive Compensation Plan) and Section 1.23 (Financial Advisors).
“Sellers Legal Fundamental Representations” means the representations and warranties contained in Section 1.1 (Sellers’ Corporate Existence and Authority), Section 1.2 (Target’s Corporate Existence and Authority), Section 1.4 (Capitalization), and Section1.5 (Ownership of Equity Interests).
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
“Subscriber” means an active SIM card in commercial use in the Target’s network in Argentina.
“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (a) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (b) if no such governing body exists, a majority of the outstanding voting securities of such Person.
“Tax Return” means all returns, declarations, reports, estimates, claims for refunds, information returns, elections and statements required to be filed with any Governmental Authority in respect of any Taxes, including any amendments thereto and requests for the extension of time in which to file any such return, declaration, report, estimate, information return, election or statement.
“Target Debt” means, without duplication, any and all liabilities of the Target for (i) borrowed money, whether current or funded, secured or unsecured, obligations evidenced by bonds, debentures, notes or similar instruments, including, without limitation, all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (iii) any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent that such liabilities are required to be classified and accounted for under Argentine GAAP as capital leases; (iv) any letter of credit, banker’s acceptance, surety bonds or similar credit transaction; (v) any transactions accounted for under Argentine GAAP as debt; (vi) any supplier account payables above 90 days past due (other than accounts payable being disputed in good faith); (vii) any unfunded or underfunded Employee Plan obligations (calculated on a projected net benefit obligation basis); (viii) to the extent negative, the net position of the Target under all Contracts to which it is a party documenting derivative and/or hedging transactions; (ix) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of the foregoing; and (x) all guarantees of obligations of any other Person. For the avoidance of doubt, Target Debt will not include intercompany obligations.
“Taxes” means (i) any Argentine or Spanish federal, state or local taxes, charges, fees, imposts, levies or other assessments, including all such taxes based on gross or net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing authority in connection with any item described in clause (i).
“Telecommunication Licenses” means the licenses for the operation or provision of any services of technologies of information and communications granted by the Regulatory Enforcing Authority under Argentine Law No. 27,078 or its predecessors under the applicable telecommunications regulations.
“Transaction Agreements” means the Binding Offer (including Annex A-1), the 49% Equity Pledge, the 51% Equity Pledge and any and all agreements entered pursuant to the Binding Offer.
“Transmitter Sites” means all rooftop, tower or other structures, including related construction work and civil infrastructure, on which the Target has radio transmitters.

ANNEX A-1
Call Option

FURTHER TERMS AND CONDITIONS OF SELLERS’ UNDERTAKING
This undertaking (this “Undertaking”) supplements and forms an integral part of the Binding Terms to which it has been annexed and is referred to therein as the 49% Sale and the 51% Call Option. Unless otherwise defined herein, defined terms shall have the meaning set forth in the Binding Terms (including its other annexes and exhibits).
1.Undertakings.
(a)    Equity Sale and Call Option; Consideration. The Sellers hereby undertake to sell to the Buyer all of the issued and outstanding ownership interests (participaciones sociales) (the “Equity Interests”) in the Target, free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), in two tranches as provided in Sections 1(b) and 1(c) below for an aggregate purchase price of US$ 165,000,000 (as adjusted pursuant to Section 5, the “Aggregate Purchase Price”) to be paid in accordance with the Binding Terms and as further detailed in Section 1(d) below.
(b)    49% Sale. On the Initial Closing Date, the Sellers shall unconditionally and irrevocably sell to the Buyer the 49% Equity Interest, in the form of the Initial Equity Units (as defined below), and the Note (issued by NII Mercosur Telecom, S.L.U.), each free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), in exchange for the payment contemplated in Section 1(d)(i). The Sellers shall sell the 49% Equity Interest to the Buyer as follows:
(i)    Sell to the Buyer the 136,862,160 ownership interests (participaciones sociales) in the Target held by NII Mercosur Móviles, S.L.U. as of the Initial Closing Date (the “Móviles Equity Units”), which, as of the Initial Closing Date, represent all of the Equity Interests held by NII Mercosur Móviles, S.L.U.; and
(ii)    Sell to the Buyer the 260,153,715 ownership interests (participaciones sociales) in the Target held by NII Mercosur Telecom, S.L.U. (the “Initial Telecom Equity Units” and, together with the Móviles Equity Units, the “Initial Equity Units”).
(c)    51% Call Option. Commencing on the date that Regulatory Approval is obtained (the “Regulatory Approval Date”) and continuing until the date that is 10 Business Days immediately following the Regulatory Approval Date (the “Definitive Closing Date” and for the time period beginning on the Regulatory Approval Date and ending on the Definitive Closing Date, the “51% Call Option Period”), the Sellers hereby unconditionally and irrevocably undertake to sell to the Buyer, at Buyer’s option, the 51% Equity Interest, in the form of the 413,220,605 ownership interests (participaciones sociales) in the Target held by NII Mercosur Telecom, S.L.U. (the “Final Equity Units”), free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein) in exchange for the payment or assignment, as applicable, contemplated in Section 1(d)(iii); provided, that, if the Buyer has not exercised the 51% Call Option prior to the Definitive Closing Date, (A) the 51% Call Option shall be deemed automatically exercised and payable in full on the Definitive Closing Date without any further action by the Parties, (B) the Note (if any) will be immediately assigned by the Buyer to the Sellers free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), without the payment of any consideration or amount and (C) the Sellers will transfer the 51% Equity Interest, in the form of the Final Equity Units, free and clear of all Liens to the Buyer. Notwithstanding anything to the contrary herein, the 51% Call Option may only be exercised in accordance with this Section 1(c) once the Buyer has paid to the Seller any Additional Amount (as defined below) due under Section 5(e)(2).
(d)    Procedures; Call Option Purchase Price.
(i)    No later than 4:00 P.M. New York City time on the Initial Closing Date the Sellers (each as specified herein) will (1) deliver to the Buyer the 49% Equity Interest, in the form of the Initial Equity Units (as defined below), and the Note, each free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), (2) deliver any and all documents in form and substance satisfactory to the Buyer that are required to be filed with the Argentine Inspección General de Justicia for the registration of the transfer of the 49% Equity Interest to the Buyer and for the registration of the 51% Equity Interest Pledge (including, without limitation, giving all required notices to the Target or its management and providing all required certificados de inhibición or equivalent document of the Sellers), (3) as promptly as practicable, hold a meeting of members or Equity Interest holders of Target to acknowledge, accept and record the 51% Equity Interest Pledge and to provide the Buyer with the governance rights set forth in Exhibit A hereto, and (4) execute and deliver to the Buyer such instruments of conveyance as the Buyer may reasonably request, and the Buyer will pay to the Sellers US$ 165,000,000 (as adjusted pursuant to the terms set forth in Section 5) (as adjusted, the “Purchase Price”) as follows: (A) US$ 80,000,000 in cash paid by wire transfer of immediately available funds available outside of Argentina to the Sellers’ Accounts (the “49% Transfer Payment”), and (B) US$ 85,000,000 in cash paid by wire transfer of immediately available funds available outside of Argentina to the Sellers’ Accounts against issuance by the Sellers and delivery to the Buyer of the Note; provided, however, that if the Indemnification Escrow Account has not been established prior to such date, the Buyer will withhold US$ 6,000,000 and cause such amount to be transferred to the Indemnification Escrow Account promptly after it has been established or in accordance with Section 3.9 of Annex D.
(ii)    If the Buyer elects to exercise the 51% Call Option pursuant to Section 1(c), the Buyer will deliver to the Sellers a written notice (the “Call Exercise Notice”) exercising the 51% Call Option, and the Buyer and the Sellers will consummate the transactions contemplated by the 51% Call Option within three Business Days after the Sellers’ receipt of the Call Exercise Notice; provided, however, that in any event the 51% Call Option shall be automatically exercised, with or without delivery of a Call Exercise Notice, on the Definitive Closing Date.
(iii)    Promptly, and in no event later than three Business Days, after the date that the Buyer exercises the 51% Call Option (including, for the avoidance of doubt, if automatically exercised on the Definitive Closing Date), (A) the Sellers will (1) deliver to the Buyer the 51% Equity Interest, in the form of the Final Equity Units, free and clear of any and all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), (2) file with the Argentine Inspección General de Justicia all documents required for the registration of the transfer of the 51% Equity Interest to the Buyer, (3) deliver to the Buyer written resignations of all the directors and statutory auditors (síndicos) of the Target appointed by the Sellers, and (4) execute and deliver to the Buyer such instruments of conveyance as the Buyer may reasonably request, and (B) the Buyer will assign the Note to the Sellers, without the payment of any consideration or amount other than delivery of the 51% Equity Interest as contemplated above.
(e)    Cooperation. The Parties will take all actions as may be reasonably necessary to consummate the sales contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
(f)    Assignment of 51% Call Option and Note. During the Regulatory Approval Period (as defined below) and the Additional One Year Period (as defined below), the Buyer may assign the 51% Call Option and/or the Note to any third party.
(g)    Pledges. The Sellers have pledged in favor of the Buyer 51% of the Equity Interests to secure the Sellers’ obligations under the 51% Call Option.
2.    Regulatory Approval.
(a)    Notwithstanding anything to the contrary herein, the Parties acknowledge that the exercise of the 51% Call Option is subject to the receipt of the Regulatory Approval.
(b)    During the period beginning on the Effective Date and ending on March 31, 2019 (the “Regulatory Approval Period”), each of the Parties will (and the Sellers will cause the Target to) use its commercially reasonable efforts to:
(i)    (A) make or cause to be made all filings or applications required of each of them or their respective Affiliates to obtain any necessary Governmental Approvals, including the Regulatory Approval (but excluding the Antitrust Approval), and (B) cooperate with each other in connection with any such filing or applications and in connection with resolving any investigation or other inquiry of any relevant Governmental Authority with respect to any such filing or application; provided that the Sellers shall not make, and shall cause the Target not to make, any filing or application or engage in any communication with any Governmental Authority with respect to the Regulatory Approval without the prior written approval of the Buyer (such approval not to be unreasonably withheld, conditioned or delayed);
(ii)    furnish to each other all information required for any other application or filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Undertaking; and
(iii)    take such action as may be reasonably required to obtain any necessary Governmental Approvals, including the Regulatory Approval (but excluding the Antitrust Approval), as promptly as possible after the execution of this Undertaking and to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Undertaking; provided that the Sellers shall not make, and shall cause the Target not to make, any filing or application without the prior written approval of the Buyer (such approval not to be unreasonably withheld, conditioned or delayed).
(c)    If the Regulatory Approval has not been obtained prior to September 30, 2018, the Buyer may require the Sellers, at the Buyer’s sole discretion, to extend the Regulatory Approval Period until March 31, 2020 (the “Additional One Year Period”), provided that no additional extensions may be required following the Additional One Year Period without the mutual written agreement by the Parties. In the event that either (1) the Regulatory Approval Period has been extended by the Buyer as provided herein and the Regulatory Approval has not been obtained on or prior to the expiration of the Additional One Year Period or (2) the Buyer has not extended the Regulatory Approval Period as provided herein, then the Sellers shall and shall cause the Target, in exchange only for the assignment of the Note to the Sellers and no additional consideration:
(i)    (A) Sell, assign and transfer to the Buyer all of Target’s properties, assets and rights, free and clear of all encumbrances, except for the Target’s Telecommunication Licenses; and (B) execute and deliver to the Buyer such instruments of conveyance as the Buyer may reasonably request;
(ii)    (A) Cancel, terminate or otherwise forfeit all of the Target’s Telecommunication Licenses and any and all rights associated with the Target’s Telecommunication Licenses; and (B) provide reasonably satisfactory evidence to the Buyer of such cancellation, termination or forfeiture; and
(iii)    Only after the actions contemplated in each of clause (i) and (ii) have been fully consummated, liquidate the Target and transfer any and all proceeds to the Buyer.
(d)    The Buyer agrees that the Sellers will have no liability whatsoever to the Buyer as regards the obligation to obtain the Regulatory Approval other than as set forth in the Binding Terms (including this Undertaking), and the Buyer will not, and will cause its Affiliates and representatives not to, make any claim whatsoever, other than for enforcement of the Binding Terms (including this Undertaking and the Note) against the Sellers in connection with the failure to obtain the Regulatory Approval or any action commenced by the Argentine Autoridad Federal de Tecnologías de la Información y las Comunicaciones or CNC or any other Governmental Authority against any of the Buyer, the Sellers, Affiliates of the Sellers or the Target, all of which claims are hereby forever discharged and the Sellers are released of any and all losses in connection therewith.
(e)    The Buyer assumes any and all risk associated with, arising from, relating to or in connection with the Regulatory Approval pursuant to the transactions contemplated in the Binding Terms (including this Undertaking), including Legal Proceedings relating to the process of obtaining or the failure to obtain the Regulatory Approval, or any impairment or loss of licenses.
3.    Antitrust Approval.
(a)    The Buyer and the Sellers will: (i) no later than seven days following the date on which the Buyer determines that a filing is required under the Argentine Antitrust Statutes, make such filings (including filing the Argentine Form F1); (ii) comply with applicable Argentine Antitrust Statutes in relation to the making of any filings in connection with the Antitrust Approval and at the earliest practicable date with any request for additional information from the CNDC or any other competent Governmental Authority pursuant to the Argentine Antitrust Statutes; and (iii) use reasonable best efforts to obtain the Antitrust Approval. Notwithstanding anything to the contrary herein, (i) no Party will be obligated to pay any amounts to any Governmental Authority in connection with the Antitrust Approval other than customary application and filing fees to be paid by the Buyer and (ii) the Buyer shall not under any circumstances be required to, vis-à-vis the Sellers in connection with obtaining the Antitrust Approval, take any measure other than disposing of the Equity Interests for fair market value.
(b)    The Buyer and the Sellers acknowledge and agree that the Buyer will prepare all drafts of any submissions or material communications with the CNDC or any other competent Governmental Authority in connection with the Argentine Antitrust Statutes and provide such drafts in a timely manner to the Sellers, allowing sufficient time to comment, with such comments to be reasonably considered by the Buyer in connection with the preparation of such submissions or material communications. The Sellers shall cause the Target to provide the Buyer with information reasonably requested by the Buyer regarding the Target and the Target’s industry and competitors reasonably required or necessary to obtain the Antitrust Approval.
(c)    The Buyer and the Sellers will each use commercially reasonable efforts to assist and cooperate with one another in good faith in connection with the application for the Antitrust Approval and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by or related to this Undertaking, commenced by the CNDC or any other competent Governmental Authority.
(d)    Notwithstanding anything to the contrary in this Undertaking, the Buyer hereby irrevocably waives any right to rescission of this Undertaking or to recover any or all of the Purchase Price, any right to indemnification against the Sellers or any of its Affiliates or any losses to the Buyer or the Target, in each case, as a result of any failure to obtain the Antitrust Approval after the Closing, except to the extent such failure is the result of the Sellers’ gross negligence or willful misconduct.
(e)    The Buyer assumes any and all risk associated with, arising from, relating to or in connection with the Antitrust Approval pursuant to the transactions contemplated in the Binding Terms (including this Undertaking), including legal proceedings relating to the process of obtaining or the failure to obtain the Antitrust Approval.
4.    Conduct of the Business.

(a)    From the Effective Date until the Definitive Closing Date, except (i) as required by applicable Law, any Governmental Authority or the Telecommunication Licenses (in which case, the Sellers will promptly notify the Buyer of any such condition), (ii) as otherwise expressly provided by the Binding Terms, or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Sellers will and will cause the Target to (A) conduct the business of the Target in the Ordinary Course of Business; (B) terminate any existing Contract with NII Holdings, Inc. and any Affiliate of NII Holdings, Inc. or of the Sellers that is not a Subsidiary of the Target, including, for the avoidance of doubt, any existing Contract with Fundación Nextel para la Acción Comunitaria (other than the Transition Services Agreement) and as the Buyer may otherwise elect); (C) abstain from terminating employees of the Target other than for cause or otherwise as part of the Ordinary Course of Business; (D) use commercially reasonable efforts to give all notices to, and obtain all consents from, all Persons required pursuant to the Contracts set forth in Schedule 1.3(a) of Annex D to the Binding Terms; and (E) take all reasonably necessary actions to promptly provide the Buyer with any information and documents reasonably requested by the Buyer in order to maintain the validity of the 51% Equity Interest Pledge.
(b)    Without limitation to the generality of the foregoing Section 4(a), from the Effective Date until the Definitive Closing Date the Sellers will not, except with the prior written consent of the Buyer, permit the Target to do any of the following:
(i)    declare, set aside, make or pay any dividend or other distribution in respect of the Equity Interests or other ownership interest in the Target or repurchase, redeem or otherwise acquire any outstanding Equity Interests or other securities of, or other ownership interests in the Target;
(ii)    transfer, issue, sell or dispose of, in each case, directly or indirectly, any of the Equity Interests or other participations in or securities of the Target or grant options, warrants, calls or other rights to purchase or otherwise acquire the Equity Interests or other securities of the Target;
(iii)    effect any recapitalization, reclassification or like change in its capitalization;
(iv)    amend its certificate of incorporation or by-laws or other organizational documents;
(v)    enter into or agree to enter into any spin-off, merger or consolidation with any corporation or other entity, file a petition in bankruptcy under any provisions of applicable bankruptcy Law or consent to the filing of any bankruptcy petition against the Target under any applicable bankruptcy Law or acquire the securities of any other Person;
(vi)    create any Subsidiary or make any Investment;
(vii)    except in the Ordinary Course of Business, (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract or (B) enter into any Contract that would constitute a Material Contract if in effect as of the Effective Date;
(viii)    incur, assume or guarantee any indebtedness or liability of any other Person other than in the Ordinary Course of Business;
(ix)    sell, assign, transfer, convey, lease or otherwise dispose of, or place any encumbrances on the property, plant or equipment of the Target reflected in the Target’s audited annual financial statements as of December 31, 2014;
(x)    enter into a new line of business or discontinue any existing line of business;
(xi)    enter into any contract with an Affiliate of NII Holdings, Inc. or of the Sellers that is not a Subsidiary of the Target; or
(xii)    agree in writing to do anything prohibited by this Section 4.
(e)    The Buyer will establish a due diligence committee comprised of four members (the “Members”) to direct and coordinate the Buyer’s due diligence activities. From the Initial Closing Date until the Definitive Closing Date, except as required by applicable Law, the Sellers will and will cause the Target to provide:

(i)    reasonable office space for Members and their consultants, attorneys, accountants and other advisors (the “Advisors”), which office space will be located near the senior management of the Target;
(ii)    each Member and its representatives reasonable access to key personnel of the Target and, if requested by a Member, to the Target’s external Advisors during normal business hours, which access will not affect the operations or management of the Target; and
(iii)    each Member reasonable access to all contracts, books and records and other documents, data and information, including the Target’s systems and databases;
provided that all access and investigation shall be conducted in such a manner as not to unreasonably interfere in any material respects with the conduct of the business of the Target.
(f)    Within 15 days of the Initial Closing Date, the Sellers shall deliver to the Buyer a certificate issued by an internationally recognized certified public accountant, in form reasonably acceptable to the Buyer, certifying the accuracy of the information set forth in Schedule 1.13(b) of Annex D to the Binding Offer.
(g)    Notwithstanding anything to the contrary in this Section 4, the Buyer and the Sellers hereby agree that from time to time after the Final Target Net Cash Balance (as defined below) has been determined in accordance with Section 5 below and for a period not to exceed 10 Business Days, (i) the Target shall be permitted to declare and/or pay Permitted Payments and (ii) the Sellers shall be permitted to exchange Permitted Payments for Dollars or Dollar investments solely for the purpose of effecting a distribution in Dollars to Sellers (each such transaction in clauses (i) and (ii), a “Permitted Transaction”). The Parties hereby agree that the Sellers and the Target shall be permitted to enter into any agreements and/or take any other actions reasonably required to permit the consummation of any Permitted Transactions; provided, however, that, for the avoidance of doubt, Target shall not be permitted to sell any of its assets or incur into any indebtedness to permit the consummation of any Permitted Transactions.
5.    Purchase Price Adjustment.
(a)    [Intentionally Omitted].
(b)    [Intentionally Omitted].
(c)    As promptly as practicable, but in no event later than 15 days after the Initial Closing Date, the Buyer will, in good faith, prepare and deliver to the Sellers a statement (the “Initial Closing Target Net Cash Statement”) setting forth the Buyer’s good faith calculation of the consolidated amount of the Target Net Cash Balance as of the Initial Closing Date (the “Actual Target Net Cash Balance”), along with reasonable supporting detail to evidence the calculation of such amounts. The Initial Closing Target Net Cash Statement shall be prepared in good faith, and shall entirely disregard (i) any and all effects on the assets or liabilities of the Target as a result of any financing or refinancing arrangements entered into at any time by the Buyer or by the Target after the Initial Closing Date or any other transaction entered into by the Buyer or by the Target after the Initial Closing Date in connection with the consummation of the transactions contemplated by this Undertaking and (ii) any of the plans, transactions or changes which the Buyer intends to initiate or make or cause to be initiated or made after the Initial Closing Date with respect to the Target or its business or assets, or any facts or circumstances that are unique or particular to the Buyer or any of its assets or liabilities.
(d)    The Sellers will have five Business Days after receipt of the Initial Closing Target Net Cash Statement to review the Initial Closing Target Net Cash Statement (the “Review Period”). If the Sellers object to any aspect of the Initial Closing Target Net Cash Statement, the Sellers will deliver a written notice of objection (the “Objection Notice”) to the Buyer on or prior to the expiration of the Review Period, setting forth in reasonable detail the basis for any such objection. If the Sellers deliver an Objection Notice to the Buyer prior to the expiration of the Review Period, the Parties will, for a period of five Business Days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution signed by each of the Parties as to such matter will be final, binding and conclusive and nonappealable for all purposes hereunder. In the event that the Sellers do not deliver an Objection Notice to the Buyer prior to the expiration of the Review Period, the Sellers will be deemed to have agreed to the Initial Closing Target Net Cash Statement, which Initial Closing Target Net Cash Statement, or undisputed portions thereof in the event the Sellers send an objection notice (as the case may be), will be final, binding, conclusive and nonappealable for all purposes hereunder. If at the conclusion of the Resolution Period, the Sellers and the Buyer have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within five Business Days thereafter, the Parties will submit for resolution those matters remaining in dispute to the Independent Accounting Firm. The Independent Accounting Firm will act as an arbitrator to resolve (based solely on the written and oral presentations of the Buyer and the Sellers and not by independent review) only those matters submitted to it in accordance with this Section 5(d). The Buyer and the Sellers will direct the Independent Accounting Firm to render a resolution of all such disputed matters as promptly as practicable and, in any event, within 10 Business Days after its engagement or such other period agreed upon in writing by the Buyer and the Sellers. With respect to each disputed matter, the Independent Accounting Firm’s determination, if not in accordance with the position of either the Buyer or the Sellers, will not be in excess of the higher, nor less than the lower, of the amounts set forth by the Buyer in the Initial Closing Target Net Cash Statement or by the Sellers in the Objection Notice, as applicable. The resolution of the Independent Accounting Firm will be set forth in a written statement delivered to each of the Parties and will be final, binding, conclusive and nonappealable for all purposes hereunder. The Actual Target Net Cash Balance, once modified and/or agreed to in accordance with this Section 5(d), will become the “Final Target Net Cash Balance”. The fees, expenses and costs of the Independent Accounting Firm shall be borne in the same proportion as the aggregate amount of the disputed items that are unsuccessfully disputed by each (as determined by the Independent Accounting Firm) bear to the total amount of the disputed items submitted to the Independent Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute under this Section 5(d) will be borne by the Party incurring such cost or expense.
(e)    Any amounts payable pursuant to the determination of the Final Target Net Cash Balance, will be paid as follows, in each case by wire transfer of immediately available funds available outside of Argentina to an account or accounts designated by the recipient within five Business Days after such determination:
(i)    if the Final Target Net Cash Balance is less than the Minimum Target Net Cash Balance, the Seller will pay the Buyer an amount equal to the amount by which the Minimum Target Net Cash Balance exceeds the Final Target Net Cash Balance (the “Target Net Cash Deficiency Amount”); and
(ii)    if the Final Target Net Cash Balance exceeds the Minimum Target Net Cash Balance (such difference, the “Excess Cash”), (A) the Buyer will pay the Seller an amount equal to the Excess Cash (such amount, the “Additional Amount”), provided that the Additional Amount payable, if any, shall not be greater than US$ 12,877,748 minus the aggregate amount of Permitted Payments received by the Sellers following the date of determination of the Final Target Net Cash Balance and the date of payment pursuant to this Section 5.
(f)    For purposes of all calculations under this Section 5, the exchange rate used for calculating the amount in dollars of any cash held in Argentine pesos will be the Implied Valuation in effect on the Business Day before the Initial Closing Date.
6.    Representations and Warranties.
(a)    Each of the Sellers makes the representations and warranties set forth in Annex D to the Binding Terms as of the dates specified therein.
(b)    The Buyer makes the representations and warranties set forth in Annex D to the Binding Terms as of the dates specified therein.
7.    Definitions. Capitalized terms used herein but not otherwise defined have the meanings set forth below:
(a)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(b)    “Antitrust Approval” means the definitive, final and conclusive written authorization pursuant to the Argentine Antitrust Statutes issued by the Argentine Secretaría de Comercio del Interior, or any Governmental Authority that may replace it in the future, in connection with the transactions contemplated by this Undertaking.
(c)    “Argentine Antitrust Statutes” means the Argentine Antitrust Act (Law 25,156, as amended, modified or supplemented from time to time) and its related decrees, resolutions and statutes.
(d)    “Business Day” means any day of the year that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by Law to be closed in the City of New York, New York or Buenos Aires, Argentina.
(e)    “Cash” means, as of any date of determination, the unencumbered cash and Cash Equivalents held by the Target on such date minus the sum of (x) the aggregate principal amount of any financial debt of the Target outstanding on such date and (y) all accrued and unpaid interest on such financial debt as of such date.
(f)    “Cash Equivalents” means (i) cash, including Argentine pesos or U.S. Dollars; (ii) investments in money market funds or in short-term deposits in banks maturing in one year or less than one year from the date of deposit, including, but not limited to, investments in bank fixed deposits and other bank instruments; (iii) U.S. treasury bills and securities issued by the government of Argentina; and (iv) investments in any investments listed on Exhibit B, held by the Target as of the Initial Closing Date; provided that, for purposes of any calculation under this Undertaking, (a) any Cash Equivalent other than cash will be valued at the last reported market price on the Business Day prior to such calculation and (b) any Cash Equivalent held or denominated in Argentine pesos (including, for the avoidance of doubt, U.S. Dollar-linked securities) will be converted into U.S. Dollars using the Implied Valuation in effect on the Business Day prior to such calculation.
(g)    “CNC” means the Argentine Comisión Nacional de Comunicaciones.
(h)    “CNDC” means the Argentine Comisión Nacional de Defensa de la Competencia or any Governmental Authority that may replace it in the future.
(i)    “Governmental Approval” means any consent, approval (or deemed approval after the expiry of all appropriate waiting periods), authorization, notice, permission or waiver of a Governmental Authority.
(j)    “Implied Valuation” means the implicit exchange rate resulting from dividing (i) the last price in Argentine pesos of dollar-denominated Argentine Sovereign Bonds named BONAR 2017 (AA17) quoted at closing of the activities on the calculation date at Bolsa de Comercio de Buenos Aires on its webpage Bolsar https://www.bolsar.com/VistasDL/PaginaIntradiarioEspecies.aspx?Especie=AA17&Vto=4 by (ii) the average between the last bid price and ask price for the same securities quoted in the over-the-counter market in New York City, New York at closing of activities on the same calculation date, as set forth in the Bloomberg screen of JP Morgan Argentina, Corporate, Currency, Government, Preferred, under screenname “JARG”.
(k)    “Independent Accounting Firm” shall mean PwC Argentina, Deloitte Argentina, Grant Thornton Argentina or such other internationally recognized certified public accountant satisfactory to the Buyer and the Sellers; provided, that if the Buyer and the Sellers do not appoint an Independent Accounting Firm within ten days after either the Buyer or the Sellers give notice to the other of a request therefor, either of them may request the American Arbitration Association to appoint as the Independent Accounting Firm a partner in the Buenos Aires office of a nationally or internationally recognized independent registered public accounting firm based on its determination that the partner of such firm who shall be responsible for the services to be provided by the Independent Accounting Firm has had no material relationships with the parties or their respective Affiliates within the preceding two years and taking into account such firm’s material relationships during the preceding two years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on the Buyer and the Sellers.
(l)    “Investment” means any capital contribution, advance or other investment, whether in the form of debt or equity, in any Person.
(m)    “Minimum Target Net Cash Balance” means, on the date of determination, US$ 110,000,000 (or its equivalent in Argentine pesos determined by reference to the Implied Valuation).
(n)    “Party” means either the Sellers or the Buyer as the context requires and “Parties” means collectively the Buyer and the Sellers.
(o)    “Permitted Payments” means the dividends (valued at fair market value, if in-kind) paid by the Target to the Sellers or any dividend payments made by the Target to NII Holdings, Inc., Sellers or their Affiliates between the Effective Date and the Initial Closing Date in an aggregate amount not to exceed US$ 12,877,748 (to the extent paid in Argentine pesos, converted using the Implied Valuation on the date of payment).
(p)    “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
(q)    “Target Net Cash Balance” means, as of any date of determination, the unencumbered Cash held by the Target on such date minus the sum of (x) the aggregate principal amount of any financial debt of the Target outstanding on such date and (y) all accrued and unpaid interest on such financial debt as of such date.
(r)    “Transition Services Agreement” means the Transition Services Agreement dated April 30, 2015 by and among Comunicaciones Nextel de Mexico, S.A. de C.V., NII Holdings, Inc., Nextel Argentina S.R.L. and Nextel Telecomunicacoes Ltda.
8.    Other Definitional and Interpretive Matters. The following rules of interpretation will apply:
(a)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Undertaking, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
(b)    Any reference in this Undertaking to (A) “US$”, “dollars” or “Dollars” will mean U.S. dollars, the legal tender of the United States of America, pursuant to Section 5103 of Title 31 of the United States Code and (B) “Pesos”, “ARS” or “AR$” means Argentine pesos, as the case may be.
(c)    The Schedules and Exhibits to this Undertaking are hereby incorporated and made a part hereof and are an integral part of this Undertaking.
(d)    Any reference in this Undertaking to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.
(e)    The division of this Undertaking into Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Undertaking.
(f)    All references in this Undertaking to any “Section” are to the corresponding Section (as the case may be) of this Undertaking unless otherwise specified.
(g)    The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Undertaking as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(h)    The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(i)    An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number that are individualized, expressly or specifically on such balance sheet or financial statements that are related to the subject matter of such representation, (B) such item is specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(j)    The Parties have participated jointly in the negotiation and drafting of this Undertaking and, in the event an ambiguity or question of intent or interpretation arises, this Undertaking will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Undertaking.
9.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated in the Binding Offer (for the Buyer) and the acceptance thereof in the case of the Sellers.

EXHIBIT A
Governance Rights

Appointment Rights:

Board of Directors.

The board of the Target shall be comprised of 5 members and 5 alternate members. Three of such members (and their alternates) shall be appointed by the Sellers and 2 of such members (and their alternates) shall be appointed by the Buyer. The President of the Board shall be one of the members appointed by Sellers and the Vice President of the Board shall be appointed by the Buyer.

Decisions at the Board shall be taken by a simple majority of its members present at the relevant meeting, except in respect of matters that qualify as Supermajority Matters (as defined herein) which will require a supermajority of 4 out of 5 directors. Three out of 5 directors shall constitute a quorum at any board meeting.

Executive Committee. The Sellers shall cause the Target to organize an Executive Committee which will be in charge of the day to day management of the Target. The Executive Committee shall be comprised of 3 members, two of them appointed by Sellers and one of them appointed by Buyer. Decisions shall be made by simple majority of votes, except in case of Supermajority Matters which will require unanimity.

Audit Committee. Sellers shall cause the Target to organize an audit committee with the same duties and faculties provided by the rules of the Argentine Comisión Nacional de Valores (the “CNV”). The Audit Committee shall be comprised of 3 members of the Board, two of its members shall be directors appointed by the Sellers (and shall qualify as independent pursuant to the rules of the CNV) and the other member shall be a director appointed by the Buyer. Appointment of independent directors shall be subject to the Buyer’s supervision of independency criteria.

Surveillance Committee (Comisión Fiscalizadora). The Comisión Fiscalizadora shall be comprised of 3 members, two of them (and their alternates) appointed by Sellers and one of them (and its alternate) appointed by Buyer.

Shareholders’ Decisions. All decisions to be taken by shareholders, whether at an ordinary or extraordinary meeting, shall be taken by a simple majority of votes pursuant to applicable law, except in respect of Supermajority Matters which shall require the vote of at least 75% of the votes in the Target.

“Supermajority Matters” means any of the following matters:

(a)Amendment of the By Laws of the Target;

(b)The Target’s engagement in transactions or operations in any line of business other than the core business of the Target;

(c)Authorization of the assumption, incurrence, or amendment of the terms of financial debt that exceeds 5% of the amounts authorized in the annual budget of the Target;

(d)Other in the Ordinary Course of Business, granting of guarantees, liens or encumbrances on the Target’s assets or indemnities with respect to liabilities that exceed 5% of the amounts authorized in the annual budget of the Target;

(e)Other in the Ordinary Course of Business, sale, transfer, lease, or other disposition of assets of the Target with a fair market value in excess of US$1,000,000 (or the equivalent thereof) in the aggregate per calendar year;

(f)Other than in the Ordinary Course of Business, entering into, and material modifications, or early termination of any agreement (i) with strategic clients or providers, or (ii) that would require the payment or collection of amounts, assets or liabilities exceeding US$2,000,000 in the aggregate per calendar year;

(g)Acquisition or investment in, or sale of, equity interests of any person or entity or the entry into or termination of any partnerships or joint ventures, involving payment in excess of US$2,000,000;

(h)Approval or modification of the dividend policy of the Target;

(i)Any decision to submit or withdraw from a securities public offering, listing or registration regime (such as a registered offering of securities or termination of a registration statement);

(j)Issuance or placement of any debt or equity securities, with or without voting rights, in the domestic or international capital markets;

(k)Any capital increase or capital contribution to the Target by any person or entity or the granting of any option to subscribe or to otherwise acquire participations or equity interests in the Target;

(l)Granting of loans to any person or entity except for advances in the ordinary course of business to providers of goods and services to the Target;

(m)Voluntary filing in any insolvency procedure or the initiation of any out-of-court reorganization proceeding (including, without limitation, any acuerdo preventivo extrajudicial) or any kind of debt restructuring;

(n)Spin-off, merger, consolidation, transformation, dissolution or liquidation of the Target or the reorganization or transfer of one or more business units (or fondos de comercio) of the Target;

(o)Capital reductions, amortization, repurchases or reimbursements of equity interests in the Target or any other repayment of capital contributions in the Target or distributions to equity holders; and

(p)Other than in the Ordinary Course of Business, any transactions with related parties.